EXHIBIT 10.4

Netopia, Inc.
6001 Shellmound Street, 4th Floor
Emeryville, CA 94608
Direct: (510) 420-7510
Fax: (510) 420-7606
Email: alefkof@netopia.com

April 6, 2005

Mr. Charles Constanti

226 Palm Drive

Piedmont, CA 94610

Dear Charles:

We are pleased to offer you employment with Netopia, Inc. (the “Company”). From your employment start date of April 18, 2005 and continuing through May 15, 2005, your position will be Vice President, Finance. Effective May 16, 2005, your position will be Vice President and Chief Financial Officer. You will report directly to me. The terms of employment of this offer are stated below.

You will receive base compensation in the amount of $230,000 per year, paid in semi-monthly payments each in the amount of $9,583.33 on the Company’s normal payroll dates. In addition, you will be eligible to receive a bonus of up to $20,000 for the fiscal year ending September 30, 2005. For the fiscal year ending September 30, 2006, your bonus eligibility will be $45,000 at 100% of your target. Bonus eligibility will be determined after the completion of fiscal year-end audits. You will help me write the criteria for the senior management FY06 bonus plan to submit to the Board. As a Company employee, you will be eligible to participate in Company-sponsored benefit programs, including medical, dental, vision, disability and life insurance. You also will have the opportunity to enroll in Netopia’s 401(k) Plan and, effective August 1, 2005, to participate in the Netopia Employee Stock Purchase Plan. I have enclosed a summary of benefits for your review. In addition to these normal employee benefits, you will be eligible to participate in two other senior management programs – Exec-U-Care Medical Reimbursement Program and income tax preparation assistance through Moorman and Company. You also will be eligible to enter into an Indemnification Agreement in substantially the same form as the indemnification agreements currently in place between the Company and its directors and other executive officers. Finally, you will be eligible to enter into a change-of-control severance agreement in substantially the same form as the change-of-control severance agreements currently in place between the Company and its other executive officers. You understand that the Company may modify your compensation and/or benefits from time to time, as it deems appropriate.

Subject to final approval by the Option Committee of the Company’s Board of Directors, you will be granted stock options to purchase two hundred thousand (200,000) shares of Netopia common stock. The stock options will be subject to all terms and conditions of the Company’s stock option plan, and the exercise price will be the fair market value of the Company’s common stock on the date of grant. Your stock options will vest on a quarterly basis over a 4-year period commencing on April 18, 2005.

Pursuant to the Immigration Reform and Control Act of 1986, you must complete the enclosed Form I-9 and provide the Company with proof of your identity and eligibility for employment in the United States on your hire date or no later than April 20, 2005. If you fail to provide these materials, this offer will be considered withdrawn and if already employed, your employment will be terminated by the Company immediately.

If you accept this offer, you should review, execute and return the following documents to Human Resources promptly:

•	Acceptance and Acknowledgment

•	Employee Inventions Assignment and Confidentiality Agreement

•	Employment Application including Voluntary Applicant Data Form and Disclosure and Authorization to Obtain Information

•	Form W-4

•	New Employee Data Form

We are very excited about the possibility of you joining Netopia, and we look forward to having you start your employment on April 18, 2005.

Sincerely,

/s/ Alan B. Lefkof
Alan B. Lefkof
President and Chief Executive Officer

If you accept this offer, please read carefully the following Acceptance and Acknowledgment, and indicate your agreement by signing below in the space indicated:

I understand that Netopia, Inc. is an at-will employer. At-will employment means that either Netopia or I can terminate my employment at any time with or without cause, with or without prior notice, and that there is no agreement, express or implied, between Netopia and me for any specific term or period of employment.

I authorize Netopia, Inc., its agents and representatives to investigate, as Netopia deems reasonably appropriate under the circumstances, my work experience with former employers. I further authorize Netopia to obtain such information, as Netopia deems reasonably appropriate under the circumstances, relating to me available from governmental agencies and references. I understand that this job offer is subject to revocation without any liability of Netopia to me in the event that Netopia is not satisfied, as determined by Netopia in its sole discretion, with the results of any such inquiries.

I agree that it is my responsibility to know, understand and comply with any and all Company policies and procedures as communicated and made available to me from time to time, and that failure to do so may result in termination of employment without any liability of Netopia or any third party to me.

I further understand that this letter sets forth the complete terms of my employment with Netopia and supersedes any prior agreement or understanding, whether written or oral. Any addition or change to the terms of my employment must be in writing signed by the President of Netopia and me.

I have read, understand and accept the offer of employment on the terms set forth in this letter.

Signature:	/s/ Charles Constanti	Date: April 6, 2005
Charles Constanti